Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	John Mongelli	Chuck Jones
	Investor Relations	Media Relations
	(770) 752-6171	(770) 752-3594
	John.Mongelli@choicepoint.com	Chuck.Jones@choicepoint.com

ChoicePoint® Reports Second Quarter 2008 Results

•	Internal revenue in the Insurance Services segment grew 10.5 percent.

•	Completed the sale of our government software business for a cash purchase price of $175.6 million, subject to final working capital adjustments.

•	Sold the Database Solutions portion of the Marketing Services segment to Acxiom Corporation in July.

•	Net Free Cash Flow from continuing operations increased sequentially from $32.7 million in the first quarter of 2008 to $48.5 million for the second quarter.

•	Net Debt reduced by $279.6 million from December 31, 2007 to $310.2 million.

ALPHARETTA, GA – July 24, 2008 – For the second quarter of 2008, ChoicePoint Inc. (NYSE: CPS) reported total revenue from continuing operations of $240.7 million, compared to $227.2 million for the second quarter of 2007. Diluted earnings per share from continuing operations (“EPS”) for the second quarter of 2008 was $0.28, compared to $0.41 for the second quarter of 2007. Excluding certain other operating charges, EPS would have increased 10 percent to $0.45 for the second quarter of 2008, compared to $0.41 for the same period of 2007.

The following table provides a reconciliation of EPS excluding other operating charges to EPS calculated in accordance with generally accepted accounting principles (“GAAP”) for the second quarter of 2008 and 2007:

	Quarter ended June 30,
	2008	2007
EPS excluding other operating charges	$0.45	$0.41
Other operating charges	(0.17)	—

EPS	$0.28	$0.41

Other operating charges of $16.4 million ($11.9 million net of taxes), or $0.17 per share, incurred during the second quarter of 2008 were primarily for costs associated with the Company’s pending sale to Reed Elsevier and lease abandonment and asset impairment charges at various business units. See Note (b) to Financial Highlights for additional detail of 2008 and 2007 other operating charges.

ChoicePoint Earnings

Cash Flow and Balance Sheet Highlights – Second Quarter

•

Cash flows from operating activities of continuing operations were $64.3 million for the three months ended June 30, 2008, compared to $72.2 million for the three months ended June 30, 2007. With $15.8 million in capital expenditures during the second quarter of 2008 and $11.3 million during the same period in 2007, net free cash flow from continuing operations (cash flows from operating activities of continuing operations less capital expenditures) for the quarter ended June 30, 2008 was $48.5 million, compared to $61.0 million for the quarter ended June 30, 2007. However, through the first six months of 2008, net free cash flow from continuing operations totaled $81.2 million compared to $83.8 million for the six months ended June 30, 2007. The decline in net free cash flow for the six months ended June 30, 2008 compared to the same period in 2007 is primarily a result of increased capital expenditures.

•

Net debt (total debt of $485.0 million less cash and cash equivalents of $174.8 million) at June 30, 2008, decreased by $279.6 million from December 31, 2007 to $310.2 million, with an average effective interest rate of 4.5 percent. The Company utilized its cash flows from operations to fund capital expenditures and pay down debt, while investing the cash proceeds from the sale of the government software business in short-term cash equivalents. The remaining debt capacity at June 30, 2008 under our committed financing lines was $389.5 million.

Financial Highlights – Second Quarter

•

Second quarter total revenue from continuing operations increased 5.9 percent to $240.7 million in 2008, from $227.2 million in 2007. Internal revenue (total revenue less revenue from acquisitions) from continuing operations in the second quarter of 2008 increased 3.7 percent from the second quarter of 2007. Continued strong internal revenue growth of 10.5 percent in the Insurance Services segment (excluding $3.0 million of revenue related to an acquisition completed in the first quarter of 2008) was offset by declines in the Business Services segment, primarily due to continued difficult macroeconomic conditions faced by our customers in the financial services market.

•

Operating income from continuing operations for the second quarter of 2008 was $41.5 million, compared to $57.9 million for the same period of 2007. Operating income from continuing operations for the three months ended June 30, 2008 was reduced by other operating charges of $16.4 million ($11.9 million net of taxes) consisting of the following:

•	Charges of $11.8 million for transaction-related expenses associated with the Company’s pending sale to Reed Elsevier.

ChoicePoint Earnings

•	Charges of $4.6 million consisting primarily of lease abandonment and asset impairment charges.

•	Operating income from continuing operations for the quarter ended June 30, 2007 included other operating charges of $0.2 million ($0.1 million net of taxes) consisting of the following:

•	Charges of $1.7 million for severance and lease abandonment primarily associated with the consolidation of facilities; and

•	A net benefit of $1.5 million due to a partial reversal of third party legal accruals related to the previously disclosed fraudulent data access.

•

Excluding the other operating charges discussed above, operating income from continuing operations would have been $57.9 million and $58.1 million for the second quarter of 2008 and 2007, respectively.

•

The Company’s effective tax rate for continuing operations in the second quarter of 2008 was 44.5 percent, compared to 39.7 percent for the second quarter of 2007. The increase in the effective tax rate in 2008 is due primarily to the non-deductibility of certain charges incurred in connection with the Company’s pending sale to Reed Elsevier.

•	Interest expense was $6.4 million for each of the second quarters of 2008 and 2007.

Operational Highlights

Insurance Services

•

Total revenue increased 12.9 percent to $141.3 million in the second quarter of 2008, compared to $125.2 million in the same period of the prior year. Excluding revenue of $3.0 million related to an acquisition in the first quarter of 2008, internal revenue increased 10.5 percent in the Insurance Services segment. This growth was led by double-digit internal revenue growth in data services and claims and fraud analytics. The delayed timing of new contract signings resulted in nominal growth in our software business.

•

Operating income increased 10.7 percent in Insurance Services to $69.4 million for the second quarter of 2008, compared with $62.7 million for the second quarter of 2007. Operating profit margin was 49.1% for the second quarter of 2008, compared to 50.1% in the second quarter of 2007. This decrease is primarily due to changes in product mix and ongoing investments in new product initiatives.

ChoicePoint Earnings

Screening and Authentication Services

•

Total revenue and internal revenue grew 0.1 percent in the second quarter of 2008, achieving revenue of $65.9 million in each of the second quarters of 2008 and 2007. Double-digit internal revenue growth from our tenant screening, Bridger, and VitalChek businesses was offset by continued negative total and internal revenue growth in our employment-related screening business, due primarily to a reduction in hiring levels by our largest customers.

•

Operating income in Screening and Authentication Services was $13.1 million for the second quarter of 2008, compared to $12.7 million in the same period of the prior year. Operating profit margin increased to 19.8% for the second quarter of 2008, improving from 19.3% in the second quarter of 2007 and 16.7% in the first quarter of 2008. This increase is primarily due to the impact of cost management initiatives implemented in 2007 and 2008.

Business Services

•

Total revenue decreased 7.5 percent to $33.5 million in the second quarter of 2008 from $36.2 million in the second quarter of 2007. The results include the impact of our Charles Jones joint venture, which was effective July 1, 2007. Excluding the impact of $2.0 million of incremental revenue for the Charles Jones joint venture, internal revenue declined 13.1 percent during the second quarter of 2008, compared to the same period of the prior year, as revenues from our on-demand business due diligence (“BIS”) products continued to decline due to macroeconomic conditions impacting our customers.

•

Operating loss in the Business Services segment was $0.4 million for the second quarter of 2008, compared to operating income of $2.9 million for the same period of 2007. Operating loss margin was 1.3% for the second quarter of 2008, compared to an operating profit margin of 8.1% in the second quarter of 2007, as margins declined in all three businesses in the segment: Public Records, Charles Jones and BIS.

Corporate and Shared Expenses

•

For the second quarter of 2008, corporate and shared expenses were $19.7 million, or 8.2 percent of total revenue, compared to $15.3 million, or 6.7 percent of total revenue, in the second quarter of 2007. The increase in corporate and shared expenses is primarily due to $2.8 million of specific third party legal costs, as well as incremental incentive compensation. For additional information on corporate and shared expenses, please refer to the table at the end of this release.

•

The Company recorded stock-based compensation expense of $4.5 million ($3.3 million net of taxes) during the second quarter of 2008. Approximately $0.8 million of stock-based compensation expense is included in cost of revenue, with the remaining $3.7 million of stock

ChoicePoint Earnings

based compensation expense included in selling, general and administrative expenses. These amounts include restricted stock expense of $2.4 million ($1.5 million net of taxes), and stock option expense of $2.1 million ($1.8 million net of taxes). The Company recorded $5.0 million ($3.8 million net of taxes) of stock-based compensation expense in the second quarter of 2007, which includes restricted stock expense of $2.1 million ($1.3 million net of taxes) and stock option expense of $2.9 million ($2.5 million net of taxes).

Disposition of Assets Held for Sale

On June 10, 2008, the Company completed the sale of its government software business (“i2”), to Silver Lake Sumeru, a leader in private investments in technology, technology-enabled and related growth industries, in a cash purchase of $175.6 million, subject to the finalization of working capital adjustments. The Company had reclassified the operations of i2 as discontinued operations in the fourth quarter of 2007 as part of its previously-announced strategy of divesting businesses that did not fit within its strategic focus of helping customers manage economic risks.

Marketing Services Segment Divestiture

During the second quarter of 2008, the Company decided to divest its Marketing Services segment. As a result, the Company is reporting the segment as discontinued operations and eliminating the reporting of the Marketing Services segment. In connection with the divestiture decision, the Company recorded a pre-tax charge of $17.1 million to record the Marketing Services segment assets at their currently estimated fair value less costs to sell. On July 9, 2008, the Company sold the Database Solutions portion of this segment to Acxiom Corporation. The Company expects to divest the remaining portion of the segment within the next 12 months. Neither the Acxiom transaction nor the divestiture of the remaining portion of the segment is expected to have a material impact on our financial results.

Shareholders Approve Merger with Reed Elsevier

On April 16, 2008 at a special meeting of the shareholders of the Company, ChoicePoint shareholders overwhelmingly voted to approve the previously-disclosed Agreement and Plan of Merger, dated as of February 20, 2008, by and among ChoicePoint, Reed Elsevier Group plc and Deuce Acquisition Inc., under which ChoicePoint would be acquired by Reed Elsevier.

The consummation of the transaction remains subject to receipt of required regulatory approval and satisfaction of customary closing conditions as described in the merger agreement.

ChoicePoint Earnings

On April 29, 2008, the Company announced that it and Reed Elsevier had received a request for additional information from the Federal Trade Commission regarding the proposed merger between the companies. In addition, the companies have been notified of parallel reviews by the attorneys general of certain states. The Federal Trade Commission information request was issued under notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The companies intend to cooperate fully and respond expeditiously to the FTC and the attorneys general. It is expected that the transaction will close later in the year.

Reed Elsevier and the Company submitted a Notice of the proposed transaction to the Committee on Foreign Investment in the United States (“CFIUS”) pursuant to the Exon-Florio provisions of the Defense Production Act of 1950, as amended. After being informed by the Department of the Treasury that CFIUS would not be able to complete its review within the review period allotted, the parties withdrew their Notice on May 5, 2008, and refiled on May 7, 2008. After consultation with the Department of Treasury, the parties again withdrew the Notice on July 18, 2008 and refiled on July 21, 2008. The review is expected to be completed within 45 days.

About ChoicePoint

ChoicePoint (NYSE: CPS) provides businesses, government agencies and non-profit organizations with technology, software, information and marketing services to help manage economic and physical risks as well as identify business opportunities. Consumers have free access to the reports we create at www.ChoiceTrust.com. Learn what we do to protect consumer privacy by visiting www.PrivacyatChoicePoint.com and, for more information on our company, go to www.ChoicePoint.com.

Forward-Looking Statements

Certain written statements in this release and oral statements made by or on behalf of the Company may constitute “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Words or phrases such as “should result,” “are expected to,” “anticipate,” “estimate,” “project,” or similar expressions are intended to identify forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include, but are not limited to, the following important factors: the results of our ongoing review of fraudulent data access and other events, the risk that the proposed merger between the Company and a wholly owned subsidiary of Reed Elsevier Group plc will not be consummated within the time frame contemplated by the Company or at all, the results of litigation or government proceedings, demand for the Company’s services, product development, maintaining acceptable margins, the continued revenue decline from customers in the sub-prime mortgage lending industry, maintaining our data supply, maintaining secure systems including personal privacy systems, our ability to minimize system interruptions, our ability to control costs, the impact of federal, state and local regulatory requirements on the Company’s business, privacy matters and any federal or state legislative

ChoicePoint Earnings

responses to identify theft concerns, the impact of competition and customer consolidations, our ability to continue our long-term business strategy, the implementation of plans to divest the software business of our Government Services segment, including unanticipated losses realized in connection with any such sales, our ability to attract and retain qualified personnel, and the uncertainty of economic conditions in general. Additional information concerning these and other risks and uncertainties is contained in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10–K for the year ended December 31, 2007 (collectively, the “SEC Filings”). Readers are cautioned not to place undue reliance on forward-looking statements, since the statements speak only as of the date that they are made, and the Company undertakes no obligation to publicly update these statements based on events that may occur after the date of this press release.

ChoicePoint Earnings

ChoicePoint Inc.

Financial Highlights

(Unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands, except per share data)	2008	2007	2008	2007
Total revenue (a)	$240,699	$227,225	$481,591	$449,642

Cost of revenue	124,580	116,162	250,026	232,405
Selling, general and administrative expenses	58,230	52,959	116,666	104,604
Other operating charges (b)	16,438	163	20,195	952

Total costs and expenses	199,248	169,284	386,887	337,961

Operating income	41,451	57,941	94,704	111,681
Interest expense	6,419	6,361	14,088	12,677

Income from continuing operations before income taxes	35,032	51,580	80,616	99,004
Provision for income taxes	15,585	20,495	33,806	38,578

Income from continuing operations	19,447	31,085	46,810	60,426
Income from discontinued operations, net of taxes (c)	22,554	1,485	18,176	3,066

Net income	$42,001	$32,570	$64,986	$63,492

Effective tax rate, continuing operations	44.5%	39.7%	41.9%	39.0%
EPS - diluted
Income from continuing operations	$0.28	$0.41	$0.68	$0.79
Income from discontinued operations	0.32	0.02	0.26	0.04

Net income	$0.60	$0.43	$0.94	$0.83

Weighted average shares – diluted	69,648	75,852	69,003	76,566

See accompanying notes.

ChoicePoint Earnings

ChoicePoint Inc.

Financial Highlights

Reconciliation to financial information excluding other expenses and discontinued operations

(Unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands, except per share data)	2008	2007	2008	2007
Net income	$42,001	$32,570	$64,986	$63,492
Income from discontinued operations, net of taxes (c)	22,554	1,485	18,176	3,066
Provision for income taxes	15,585	20,495	33,806	38,578
Interest expense	6,419	6,361	14,088	12,677

Operating income	41,451	57,941	94,704	111,681
Add back other operating charges (b) (d)	16,438	163	20,195	952

Operating income before other expenses (e)	57,889	58,104	114,899	112,633
Interest expense	6,419	6,361	14,088	12,677

Income from continuing operations before income taxes & other expenses (e)	51,470	51,743	100,811	99,956
Provision for income taxes	20,094	20,557	39,586	38,941

Net income from continuing operations before other expenses (e)	$31,376	$31,186	$61,225	$61,015

Effective tax rate from continuing operations excluding other expenses (e)	39.0%	39.7%	39.3%	39.0%
Earnings per share from continuing operations - diluted excluding other expenses (e)	$0.45	$0.41	$0.89	$0.80

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Earnings per share from continuing operations - diluted excluding other expenses (e)	$0.45	$0.41	$0.89	$0.80
Other operating charges	(0.17)	—	(0.21)	(0.01)

Earnings per share from continuing operations	$0.28	$0.41	$0.68	$0.79

See accompanying notes.

ChoicePoint Earnings

ChoicePoint Inc.

Financial Highlights

(Unaudited)	Three months ended June 30,		Six months ended June 30,
(dollars in thousands)	2008	2007	2008	2007
Cash Flow Highlights
Income from continuing operations	$19,447	$31,085	$46,810	$60,426
Depreciation & amortization	14,349	15,091	28,095	29,851
Changes in assets & liabilities and other	30,467	26,062	35,986	14,752

Net cash provided by operating activities - continuing operations	$64,263	$72,238	$110,891	$105,029

Proceeds from the disposition of discontinued operations, net of cash disposed of	$170,000	$734	$171,800	$28,598
Acquisitions & investments, net of cash acquired	(3,400)	(376)	(9,629)	(583)
Capital expenditures	(15,814)	(11,269)	(29,741)	(21,185)

Net cash provided by (used in) investing activities - continuing operations	$150,786	$(10,911)	$132,430	$6,830

Net cash used in financing activities - continuing operations	$(76,433)	$(74,004)	$(95,019)	$(116,926)

Net cash provided by operating, investing, and financing activities of discontinued operations	$3,999	$746	$6,076	$5,719

Reconciliation of Net Free Cash Flow (f)
Net cash provided by operating activities - continuing operations	$64,263	$72,238	$110,891	$105,029
Capital expenditures	(15,814)	(11,269)	(29,741)	(21,185)

Net free cash flow from continuing operations	$48,449	$60,969	$81,150	$83,844

See accompanying notes.

ChoicePoint Earnings

ChoicePoint Inc.

Financial Highlights

(Unaudited) (Dollars in thousands) Key Balance Sheet Highlights & Reconciliation of Net Debt to Total Debt	June 30, 2008	June 30, 2007
Short-term debt and current maturities of long-term debt	$—	$90,011
Long-term debt, net of current maturities	485,000	335,019

Total debt	485,000	425,030
Cash and cash equivalents	174,752	27,544

Net debt (g)	$310,248	$397,486
Shareholders’ equity	$417,845	$618,884
Net debt to book capital	42.6%	39.1%

Days sales outstanding for continuing operations (adjusted for pass-through expenses)	41 days	42 days

Calculation of EBITDA and Ratio of Net Debt to EBITDA Ratio (h)	Twelve Months Ended June 30,
(Dollars in thousands)	2008	2007
Net Income - as reported	$33,917	$14,944
Loss from discontinued operations, net of taxes	68,782	97,454

Income from continuing operations	102,699	112,398
Provision for income taxes	69,563	69,271
Interest expense	28,443	23,432

Operating income	200,705	205,101
Add back: other expenses:
Other operating charges	24,475	10,396

Operating income - continuing operations - as adjusted	225,180	215,497
Depreciation and amortization	56,862	59,230
Stock-based compensation	18,956	21,367

Earnings before Interest, Taxes, Depreciation & Amortization (EBITDA)	$300,998	$296,094

Net Debt to EBITDA Ratio (h)	1.03	1.34

Share Repurchase Summary (In thousands, except per share data)	Total number of shares repurchased	Average cost per share	Total cost for shares
Three months ended June 30, 2008	—	$—	$—
Inception of buyback program through June 30, 2008	25,482	$38.56	$982,486

See accompanying notes.

ChoicePoint Earnings

ChoicePoint Inc.

Notes to Financial Highlights

(a)	Pass-through expenses such as motor vehicle registry fees are accounted for on a net basis and, as such, excluded from revenues in our financial statements in accordance with generally accepted accounting principles (“GAAP”). Second quarter pass-through expenses related to continuing operations totaled $214.1 million in 2008 and $208.2 million in 2007. Pass-through expenses related to continuing operations for the six months ended June 30 were $430.6 million in 2008 and $422.4 million in 2007.

(b)	Other operating charges includes the following components:

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands)	2008	2007	2008	2007
Asset impairments	$1,584	$—	$2,070	$—
Transaction-related expenses	11,785	—	13,786	—
Lease abandonment, severance and other expenses	3,059	1,664	4,230	1,886
Fraudulent data access related expense	10	(1,501)	109	(934)

Total other operating charges	$16,438	$163	$20,195	$952

Transaction-related expenses above consist primarily of legal fees incurred in connection with the request for additional information from the Federal Trade Commission regarding the Company’s pending sale to Reed Elsevier and investment banking fees payable in connection with the pending sale to Reed Elsevier.

(c)	Income from discontinued operations, net of tax, includes the following components:

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands)	2008	2007	2008	2007
Income (loss) from discontinued operations, net of taxes	$(10,910)	$1,356	$(15,327)	$3,303
Gain (loss) on sale of discontinued operations, net of taxes	33,464	129	33,503	(237)

Income from discontinued operations, net of taxes	$22,554	$1,485	$18,176	$3,066

(d)	The Company has presented this analysis with and without these items because they represent costs that management excludes in its assessments of operating results of the business.

(e)	To supplement the Company’s consolidated financial statements presented on a GAAP basis, the Company provides the following non-GAAP financial measures: “operating income before other expenses,” “income from continuing operations before income taxes and other expenses,” “net income from continuing operations before other expenses,” “effective tax rate from continuing operations excluding other expenses” and “earnings per share from continuing operations - diluted excluding other expenses”. In each case, these non-GAAP financial measures differ from the equivalent GAAP financial measures in that they exclude the other operating charges described in Note (b), which include expenses related to the pending merger with Reed Elsevier, severance, lease abandonment, fraudulent data access, and other costs relating to the consolidation of facilities.

Management uses these non-GAAP financial measures for internal purposes in evaluating and forecasting the Company’s operating performance because they exclude expenses that are not reflective of the Company’s ongoing operating performance and, in the case of expenses related to the fraudulent data access and consolidation of operating platforms, are expected to be limited in duration and decreasing over time. The Company also uses certain of these non-GAAP financial measures in setting bonus targets and targets for other performance-based compensation plans. Management believes these non-GAAP financial measures assist investors in comparing the Company’s results with prior periods in which such expenses were not taken.

These adjusted financial measures should not be considered in isolation or as a substitute for GAAP operating income, income before taxes, net income or earnings per share. In addition, there are limitations associated with the use of these non-GAAP financial measures. For example, expenses associated with items such as the fraudulent data access or consolidation of technology platforms could have a material impact on cash flows or liquidity. These effects are reflected in our GAAP financial statements. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and reconciliations to corresponding GAAP financial measures, provide a more complete understanding of our business. The Company strongly encourages investors to review its financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. Other companies may use different methodologies for calculating their non-GAAP financial measures and, accordingly, the Company’s non-GAAP financial measures may not be comparable to those measures.

ChoicePoint Earnings

(f)	Net free cash flow is not defined under GAAP. Therefore, it should not be considered a substitute for income or cash flow data prepared in accordance with GAAP and may not be comparable to similarly-titled measures used by other companies. The Company defines net free cash flow as cash flows from operating activities of continuing operations less capital expenditures. It should not be inferred that the entire net free cash flow amount is available for discretionary expenditures. The Company believes net free cash flow is a useful measure of performance and its ability to generate cash.

(g)	Net debt is not defined under GAAP. The Company defines net debt as total debt less cash and cash equivalents. Management believes that net debt provides useful information regarding the level of the Company’s indebtedness by reflecting cash and investments that could be used to repay debt. Therefore, it should not be considered a substitute for total debt data prepared in accordance with GAAP and may not be comparable to similarly titled measures used by other companies.

(h)	To supplement the Company’s balance sheet information presented on a GAAP basis, the Company also uses “net debt to EBITDA ratio”. Net debt to EBITDA ratio is a non-GAAP measure, which may be determined or calculated differently by other companies, and is obtained by dividing the Company’s net debt as of a specific date by its EBITDA for the specified period ending on such date. Net debt is calculated by subtracting cash and cash equivalents from total debt. The Company defines EBITDA as net income from continuing operations before taxes, interest, other operating charges, depreciation and amortization, including amortization associated with stock-based compensation.

The Company’s net debt to EBITDA ratio is required to be calculated by the Company’s loan covenants and Management uses it to evaluate the Company’s ability to repay or refinance its debt obligations. Management believes that net debt is a useful measure because it represents the amount of debt obligations that are not covered by available cash and temporary investments. Management believes that EBITDA is a useful measure in this context because it assists management in comparing the Company’s performance on a consistent basis without regard to depreciation and amortization, which are non-cash in nature and can vary significantly depending upon accounting methods or non-operating factors such as historical cost.

The Company’s net debt to EBITDA ratio should not be considered in isolation or as a substitute for a ratio of GAAP total debt to net income. The Company strongly encourages investors to review its financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. Other companies may use different methodologies for calculating their non-GAAP financial measures and, accordingly, the Company’s non-GAAP financial measures may not be comparable to those measures.

ChoicePoint Earnings

ChoicePoint Inc.

2008 Segment Results - Continuing Operations

(Dollars in thousands)	Q1 2008	Q2 2008
Revenue
Insurance Services	$142,686	$141,307
Screening and Authentication Services	62,319	65,940
Business Services	35,887	33,452

Total Revenue	$240,892	$240,699

Operating Income
Insurance Services	$72,024	$69,440
Screening and Authentication Services	10,401	13,071
Business Services	1,392	(419)
Corporate & shared expenses (a)	(21,740)	(19,660)
Stock-based compensation (b)	(5,067)	(4,543)

Operating income before other expenses	57,010	57,889
Other operating charges (c)	(3,757)	(16,438)

Operating income	$53,253	$41,451

Total Revenue Growth Rates
Insurance Services	13.9%	12.9%
Screening and Authentication Services	1.4%	0.1%
Business Services	0.5%	-7.5%

Total operations	8.3%	5.9%

Internal Revenue Growth Rates
Insurance Services	12.2%	10.5%
Screening and Authentication Services	1.4%	0.1%
Business Services	-5.8%	-13.1%

Total operations	6.3%	3.7%

Operating Profit Margins
Insurance Services	50.5%	49.1%
Screening and Authentication Services	16.7%	19.8%
Business Services	3.9%	-1.3%

Operating income before other operating charges as a percentage of total revenue (c)	23.7%	24.1%

Operating income as a percentage of total revenue	22.1%	17.2%

ChoicePoint Earnings

ChoicePoint Inc.

2007 Segment Results - Continuing Operations

(Dollars in thousands)	Q1 2007	Q2 2007	Q3 2007	Q4 2007	Total 2007
Revenue
Insurance Services	$125,282	$125,185	$129,211	$125,909	$505,587
Screening and Authentication Services	61,438	65,881	64,556	60,974	252,849
Business Services	35,697	36,159	36,456	33,857	142,169

Total Revenue	$222,417	$227,225	$230,223	$220,740	$900,605

Operating Income
Insurance Services	$65,179	$62,726	$65,032	$65,239	$258,176
Screening and Authentication Services	10,067	12,714	13,237	10,583	46,601
Business Services	940	2,918	2,205	825	6,888
Corporate & shared expenses (a)	(16,585)	(15,277)	(17,894)	(19,598)	(69,354)
Stock-based compensation (b)	(5,073)	(4,977)	(4,997)	(4,349)	(19,396)

Operating income before other expenses	54,528	58,104	57,583	52,700	222,915
Other operating charges (c)	(789)	(163)	(2,499)	(1,781)	(5,232)

Operating income	$53,739	$57,941	$55,084	$50,919	$217,683

Total Revenue Growth Rates
Insurance Services	11.5%	11.5%	11.3%	10.7%	11.3%
Screening and Authentication Services	-0.7%	1.4%	-3.4%	-3.9%	-1.6%
Business Services	-4.3%	-1.9%	2.7%	-5.3%	-2.2%

Total operations	5.2%	6.1%	5.4%	3.7%	5.1%

Internal Revenue Growth Rates
Insurance Services	8.0%	9.3%	11.0%	10.7%	9.7%
Screening and Authentication Services	-1.4%	1.2%	-3.4%	-3.9%	-1.9%
Business Services	-4.3%	-1.9%	-4.1%	-11.0%	-5.3%

Total operations	3.1%	4.9%	4.1%	2.7%	3.7%

Operating Profit Margins
Insurance Services	52.0%	50.1%	50.3%	51.8%	51.1%
Screening and Authentication Services	16.4%	19.3%	20.5%	17.4%	18.4%
Business Services	2.6%	8.1%	6.0%	2.4%	4.8%

Operating income before other operating charges as a percentage of total revenue (c)	24.5%	25.6%	25.0%	23.9%	24.8%

Operating income as a percentage of total revenue	24.2%	25.5%	23.9%	23.1%	24.2%

ChoicePoint Earnings

ChoicePoint Inc.

Segment Results - Continuing Operations

Notes to Segment Results

(a)	Corporate and shared expenses benefit all segments and include the following:

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Group Centers	$10,303	$11,812	$21,159	$23,012
Third-Party Legal, Audit, and Tax Costs	4,640	1,700	8,358	3,552
Incentive Compensation/ Benefits	4,583	1,155	10,990	4,317
Other	134	610	893	981

Total	$19,660	$15,277	$41,400	$31,862

Group centers include functions such as finance, accounting, audit, legal, credentialing, executives, facilities, purchasing, marketing, human resources and select technology costs. Total headcount related to these functions was 175 at June 30, 2008 and 192 at June 30, 2007.

(b)	Stock-based compensation includes the following components:

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Stock option expense	$2,159	$2,925	$4,368	$5,938
Restricted stock expense	2,384	2,052	5,242	4,113

Total	$4,543	$4,977	$9,610	$10,051

(c)	The Company has presented analysis above with and without these items because they represent costs that management excludes in its assessments of operating results.

###